Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock of LIVE CURRENT MEDIA INC. beneficially owned by each of them and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 18th day of May, 2022.

THE SERAPH LIVING TRUST

by:	/s/ Justin Weissberg
Justin Weissberg, Trustee

/s/ Justin Weissberg
JUSTIN WEISSBERG